Exhibit (d)(15)

AMENDMENT TO TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

THIS AMENDMENT TO TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT (this “Amendment”), dated as of October 26, 2020 (the “Effective Date”), by and between NEXPOINT STRATEGIC OPPORTUNITIES FUND, a Delaware statutory trusdt (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (“AST”; together with Putnam, the “Parties” and each, a “Party”).

WHEREAS, the Parties entered into that certain Transfer Agency and Registrar Services Agreement, dated as of January 18, 2013, as amended (the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.    Amendment. As of the Effective Date, the Agreement is hereby amended as follows:

(a)    The Company hereby appoints AST as sole transfer agent and registrar for the Company’s 5.50% Series A Cumulative Preferred Shares, par value $0.001 and liquidation preference $25.00 per share to be issued by the Company pursuant to the Offer to Exchange dated October 30, 2020 (the “Preferred Shares”) and AST hereby accepts such appointment.

(b)    As consideration for the services to be provided by AST in connection with the Preferred Shares, the Company shall pay (i) a one-time set-up/acceptance fee of $5,000; and (ii) a recurring fee of $300 per month in addition to the monthly administration fee in place immediately prior to the Effective Date.

3.    Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties.

4.    Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)    It has the full right, corporate power and authority to enter into this Amendment and to perform its obligations hereunder and under the Agreement as modified by this Amendment.

(b)    This Amendment has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

5.    Miscellaneous.

(a)    This Amendment is governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.

(b)    This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c)    This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(d)    This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

NEXPOINT STRATEGIC OPPORTUNITIES FUND

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title: